UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2008

Vocus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-125834	58-1806705
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4296 Forbes Boulevard, Lanham, Maryland		20706
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	3014592590

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 28, 2008, Stephen Vintz, the Chief Financial Officer of Vocus, Inc. (the "Company"), adopted a Rule 10b5-1 trading plan with a brokerage firm to sell up to 13,500 shares of the Company's stock. Mr. Vintz' plan is scheduled to terminate in April 2008.

On February 27, 2008, Ronald Kaiser, a member of the Board of Directors of the Company, adopted a Rule 10b5-1 trading plan with a brokerage firm to sell up to 1,000 shares of the Company's stock. Mr. Kaiser's plan is scheduled to terminate in September 2008.

On February 27, 2008, Norman Weissberg, the Senior Vice President of North American Sales of the Company, adopted a Rule 10b5-1 trading plan with a brokerage firm to sell up to 30,000 shares of the Company's stock. Mr. Weissberg's plan is scheduled to terminate in April 2008.

On February 26, 2008, Robert Lentz, a member of the Board of Directors of the Company, adopted a Rule 10b5-1 trading plan with a brokerage firm to sell up to 145,000 shares of the Company's stock. Mr. Lentz' plan is scheduled to terminate in April 2008.

The plans were established as part of each individual's long-term investment strategy for asset diversification and liquidity. Each plan specifies the number of shares of the Company’s common stock that may be sold and the market prices at which the sales may occur, subject to the terms and conditions of each plan. Each individual informed the Company that he did not have knowledge of any material nonpublic information about the Company when he adopted his plan. The transactions under each plan will be disclosed publicly though appropriate filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vocus, Inc.

March 3, 2008	By:	/s/ Stephen Vintz

Name: Stephen Vintz
Title: Chief Financial Officer and Treasurer